CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is dated July 13, 2021 (the "Effective Date") by and between HEALTHTECH SOLUTIONS, INC., a Utah corporation (the “Company”), and PAUL MANN, an individual resident of the State of Florida (the “Consultant”).

WHEREAS, the Company desires to obtain the technological and scientific services of the Consultant to assist in the research and development activities carried on by the Company, and the Consultant is willing to provide such assistance, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.	Responsibilities; Term.

a.         Duties. Consultant shall perform those services (“Services”) as reasonably requested by the Company from time to time in connection with the Company's research and development programs; provided that the Company shall request only such Services as are appropriate for an individual with Consultant's expertise and experience. Consultant shall devote Consultant's commercially reasonable efforts and attention to the performance of the Services for the Company on a timely basis. Consultant shall also make himself available to answer questions, provide advice and provide Services to the Company upon reasonable request and notice from the Company.

b.        Term. The "Term" of this Agreement shall commence on the Effective Date recited above and shall continue until terminated. Either party may terminate this agreement at will by giving the other party notice of termination, effective on receipt.

c.         Independent Contractor; No Conflict. It is understood and agreed, and it is the intention of the parties hereto, that Consultant shall be an independent contractor, and not the employee, agent, joint venturer, or partner of Company for any purposes whatsoever. Consultant is skilled in providing the Services. To the extent necessary, Consultant shall be solely responsible for any and all taxes related to the receipt of any compensation under this Agreement. Consultant hereby represents, warrants and covenants that Consultant has the right, power and authority to enter into this Agreement and that neither the execution nor delivery of this Agreement, nor the performance of the Services by Consultant will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which Consultant is now or hereinafter becomes obligated.

2.	Compensation; Expenses.

a.         Compensation. As full and complete compensation for the Services to be rendered, the Company shall Award Consultant one million (1,000,000) Performance Share Units in the form annexed hereto as Appendix A.

b.        Expense Reimbursements.  During the Term, the Company shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred by the Consultant, including expenses incurred in attending any in-person meetings, provided that the Consultant complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for any single item of expense in excess of $1,000 or for aggregate expenses during any thirty day period in excess of $2,500 must be approved in advance by the Company.

3.	Consultant Covenants.

a.         Unauthorized Disclosure.  The Consultant agrees and understands that in the course of providing Services for the Company, the Consultant will be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, research programs and results, data, scientific concepts, inventions and technical information (collectively, "Company IP"), business and marketing plans, strategies, customer information, other information concerning the Company’s research and development activities, products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. The Consultant agrees that during the Term and thereafter, the Consultant will keep such information confidential and will not disclose such information, either directly or indirectly, to any third party or entity without the prior written consent of the Company; provided, however, that (i) the Consultant shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company’s industry other than as a result of the Consultant’s breach of his obligations hereunder and (ii) the Consultant may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Term, the Consultant will promptly return to the Company and/or destroy at the Company’s direction all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by or otherwise submitted to the Consultant in the course or otherwise as a result of the Consultant’s position with the Company, provided that the Company shall retain such materials and make them available to the Consultant if requested by him in connection with any litigation against the Consultant under circumstances in which (i) the Consultant demonstrates to the reasonable satisfaction of the Company that the materials are useful to his defense in the litigation and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company.

b.        Non-Solicitation.  During the Term and for a period of two (2) years thereafter, the Consultant shall not interfere with the Company’s relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Term and/or at any time during the two year period prior to the termination of the Term, was an employee or customer of the Company or otherwise had a material business relationship with the Company.

c.         No Conflict. Consultant will not engage in any activity that creates an actual or perceived conflict of interest with the Company, regardless of whether such activity is prohibited by Company’s conflict of interest guidelines or this Agreement, and Consultant agrees to notify the Board of Directors before engaging in any activity that could reasonably be assumed to create a potential conflict of interest with Company. Consultant shall not engage in any activity that is in direct competition with the Company or serve in any capacity (including, but not limited to, as an employee, consultant, Consultant or director) in any company or entity that competes directly or indirectly with the Company without the approval of the Board of Directors. Nothing in this Section 3(c) shall prohibit the Consultant from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than three percent of the outstanding stock of any class of securities of a corporation, which are publicly traded, so long as the Consultant has no active participation in the business of such corporation.

d.        Remedies.  The Consultant agrees that any breach of the terms of this Section 3 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Consultant therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Consultant and/or any and all entities acting for and/or with the Consultant, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Consultant. The Consultant acknowledges that the Company would not have entered into this Agreement had the Consultant not agreed to the provisions of this Section 3.

e.         The provisions of this Section 3 shall survive any termination of the Term, and the existence of any claim or cause of action by the Consultant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 3.

4.                 Work Product. To the extent that the Consultant participates in any of the Company's research and development activities ("Company Practice"), or pursues research and development activities that are premised on, or extensions of, in whole or in part, research or development activities carried on by the Company ("Derivative Practice"), then the Company shall own all right, title and interest relating to all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Consultant or jointly with others and are either materially derivative from Company Practice or Derivative Practice or involved Director's use of Company IP (collectively, “Developments”). The Consultant agrees to make full and prompt disclosure to the Company of all Developments and provide all Developments and all materials and concepts relating to Developments to the Company. Consultant hereby assigns to the Company or its designee all of the Consultant's right, title and interest in and to any and all Developments. The Consultant agrees to cooperate fully with the Company, both during and after the term of this Agreement, with respect to the procurement, maintenance and enforcement of intellectual property rights (both in the United States and foreign countries) relating to any Developments. The Consultant shall sign all documents which may be necessary or desirable in order to protect the Company's rights in and to any Developments, and the Consultant hereby irrevocably designates and appoints each officer of the Company as the Consultant's agent and attorney-in-fact to execute any such documents on the Consultant's behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Developments. Notwithstanding anything to the contrary above, this Section 4 does not apply to an invention for which no equipment, supplies, facility of the Company or Company IP was used, unless the invention relates to the business of the Company or to the Company's actual or demonstrably anticipated research or development, or the invention results from any work performed by the Consultant for the Company.

5.                 Notices.  Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by email with a read receipt; to:

If to the Company:

Healthtech Solutions, Inc.

181 Dante Avenue

Tuckahoe, NY 10707

Email: rbrantl21@gmail.com

If to the Consultant:

Paul Mann

1108 SE Strathmore Drive

Port Saint Lucie, FL 34952

Email: paul_mann@btinternet.com

Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 5.

6.                 Binding Effect/Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither the Consultant nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

7.                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any court in New York County, New York and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding; provided, however, that neither party shall commence any such action or proceeding unless prior thereto the parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

8.                 Publicity. The Company shall, with the prior written approval of content by the Consultant, have the right to use the name, biography and picture of Consultant on the Company's website and promotional materials, and to identify Consultant as such in materials filed with the Securities and Exchange Commission.

9.                 Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Consultant Agreement to be executed by authority of its Board of Directors, and the Consultant has hereunto set his hand, on the day and year first above written.

HEALTHTECH SOLUTIONS, INC.

By: /s/ Edward Swanson
Edward Swanson
Chief Executive Officer

CONSULTANT

/s/ Paul Mann
Print: Paul Mann

APPENDIX A

HEALTHTECH SOLUTIONS INC. SHARE UNIT GRANT AGREEMENT (PERFORMANCE VESTING)

(PERFORMANCE RESTRICTED SHARE UNITS)

The following Award is given to the Participant identified below pursuant to the Company's undertaking in the following agreement:

Consulting Agreement dated July 13, 2021 between Healthtech Solutions, Inc. and Paul Mann (the "Consulting Agreement").

Healthtech Solutions, Inc. (the “ Company ”) hereby awards to you a Share Unit in the amount set forth below convertible into Common Shares in accordance with the terms set forth herein (the “ Award ”). This Award is subject to all of the terms and conditions as set forth herein (the “ Agreement ”).

Participant: Paul Mann

Equity Grant Date: July 13, 2021

Commencement Date: July 13, 2021

Number of Share Units Subject to Award: 1,000,000

The details of your Award are as follows.

1. CONSIDERATION. Consideration for this Award is satisfied by your services to the Company.

2. VESTING. Share Units vest (meaning that the Participant’s right to the Share Units become nonforfeitable and no longer subject to any service requirement) on the third anniversary of the Commencement Date (such date, the “Vesting Date”), provided that vesting will occur on the Vesting Date only if the Consulting Agreement has not been terminated prior to the Vesting Date. In addition, all unvested Share Units will vest on the effective date of any termination of the Consulting Agreement by reason of Death or Disability or on the effective date of a Change of Control (as defined in Section 4 of the Restricted Stock Award Agreement dated the same date as this Agreement) . Upon any other termination of the Consulting Agreement, all Share Units that remain unvested shall be forfeited, and the Company shall have no obligation to issue any shares of Common Stock in settlement of that portion of the Award.

3.       SETTLEMENT. The number of shares of Common Stock which the Company will issue to you in settlement of this Award (the "Settlement Shares") will be determined by reference to the single most favorable to you of the following eight performance thresholds:

i) If on the Measurement Date, the Adjusted Share Price:

(A) is less than $2.00, then Participant will be entitled to receive a number of Common Shares equal to 0% of the number of Share Units subject to the Award that have vested;

(B) equals or exceeds $2.00, then Participant will be entitled to receive a number of Common Shares equal to 100% of the number of Share Units subject to the Award that have vested;

(C) equals or exceeds $3.00, then Participant will be entitled to receive a number of Common Shares equal to 200% of the number of Share Units subject to the Award that have vested;

(D) equals or exceeds $4.00, then Participant will be entitled to receive a number of Common Shares equal to 300% of the number of Share Units subject to the Award that have vested.

ii) If on the Measurement Date, the Market Cap:

(E) is less than Two Hundred Million Dollars, then Participant will be entitled to receive a number of Common Shares equal to 0% of the number of Share Units subject to the Award that have vested;

(F) equals or exceeds Two Hundred Million Dollars, then Participant will be entitled to receive a number of Common Shares equal to 100% of the number of Share Units subject to the Award that have vested;

(G) equals or exceeds Three Hundred Million Dollars, then Participant will be entitled to receive a number of Common Shares equal to 200% of the number of Share Units subject to the Award that have vested;

(H) equals or exceeds Four Hundred Million Dollars, then Participant will be entitled to receive a number of Common Shares equal to 300% of the number of Share Units subject to the Award that have vested.

(iii) Interpolation

If the most favorable Adjusted Share Price on the Measurement Date is between any of the values recited above, or the most favorable Market Cap on the Measurement Date is between any of the values recited above, Participant shall be entitled to receive a number of Settlement Shares that is the mathematical linear interpolation between the number of Settlement Shares which would be issuable at defined ends of the applicable spectrum.

(iv) Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

(A) “Adjusted Share Price ” means the sum of (x) the average of the Adjusted Closing Prices of the common shares during the 90 consecutive trading days ending on the specified measurement date (or if such measurement date does not fall on a trading day, the immediately preceding trading day); and (y) (i) the aggregate value of any dividends paid over the Performance Period on common shares (including per-common-share-equivalent payments made to holders of common share derivatives), divided by (ii) the number of Diluted Shares as of the measurement date.

(B) "Adjusted Closing Prices" means the closing prices of the common stock on its primary trading platform, adjusted equitably to eliminate the effect of any stock split, stock dividend, reverse stock split or consolidation of the common stock after the Equity Grant Date.

(C) "Diluted Shares" means the outstanding common shares plus the number of shares of common stock into which any outstanding shares of preferred stock are convertible by the holder without payment or material conditions to conversion.

(D) "Performance Period" means the period from the Equity Grant Date recited above to and including the Measurement Date.

(E) “Measurement Date ” means the date that is the third anniversary of the Commencement Date.

(F) "Market Cap" means the Diluted Shares multiplied by the Adjusted Share Price, all as of the Measurement Date.

4. DISTRIBUTION OF COMMON SHARES. The Company will deliver to you a certificate or notice of book entry of the Settlement Shares issuable in accordance with the provisions of Section 3 as soon as practicable after the Measurement Date, but in any event no later than sixty (60) days after such date (the “ Settlement Date”).

5. NUMBER OF SHARE UNITS. The number of Share Units subject to your Award will be adjusted equitably from time to time to reflect the effect of any stock split, stock dividend, reverse stock split or consolidation of the common stock after the Equity Grant Date. The Company will establish a bookkeeping account to reflect the number of Share Units standing to your credit from time to time. However, you will not be deemed to be the holder of, or to have any of the rights of a shareholder with respect to, any Common Shares subject to your Award (including but not limited to shareholder voting rights) unless and until the shares have been delivered to you in accordance with Section 4 of this Agreement.

6. COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE. This Agreement is intended to comply with the requirements of section 409A of the Code and its corresponding regulations and related guidance, and shall in all respects be administered and interpreted in accordance with such requirements.

7. SECURITIES LAW COMPLIANCE. You may not be issued any Settlement Shares under your Award unless the shares are either (i) then registered under the Securities Act of 1934 as amended (the “Securities Act ”) , or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

8. RESTRICTIVE LEGENDS. The Common Shares issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.

9. TRANSFERABILITY. Your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Settlement Shares pursuant to Section 3 of this Agreement.

10. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company, or on the part of the Company to continue such service. In addition, nothing in your Award will obligate the Company, its shareholders, boards of directors or employees to continue any relationship that you might have as an employee of the Company.

11. UNSECURED OBLIGATION. Your Award is unfunded, and as a holder of a vested Share Unit, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Shares pursuant to this Agreement. You will not have voting or any other rights as a shareholder of the Company with respect to the Common Shares subject to your Award until such Common Shares are issued to you pursuant to Section 4 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a shareholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

12. WITHHOLDING OBLIGATIONS. On or before the time you receive a distribution of Common Shares pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Settlement Shares, payroll and any other amounts payable or issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company which arise in connection with your Award (the “Withholding Taxes” ). The Company shall (i) withhold, from Common Shares otherwise issuable upon settlement of the Award, a portion of those Common Shares with an aggregate Market Price (i.e. closing last trade price on the Measurement Date) equal to the amount of the applicable withholding taxes; provided, however, that the number of such Common Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding tax rates (or such other amount as may be permitted by applicable law and accounting standards) , and (ii) make a cash payment equal to such fair market value directly to the appropriate taxing authorities.

13. NOTICES. Any notices provided for in your Award shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the mail, postage prepaid, addressed to you at the last address you provided to the Company.

14. AMENDMENT. The Company’s Board (or appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

15. MISCELLANEOUS.

(a) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(b) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(c) This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d) All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

16. CHOICE OF LAW. The interpretation, performance and enforcement of this Agreement will be governed by the laws of the State of New York.

17. SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

IN WITNESS WHEREOF, this Award is executed on behalf of the Company

HEALTHTECH SOLUTIONS, INC.

By: /s/ Edward Swanson

Name: Edward Swanson

Title: Chief Executive Officer

I hereby accept the Award subject to the terms and conditions set forth herein.

/s/ Paul Mann

Name: Paul Mann

Date: July 13, 2021